BRITISH COLUMBIA

Number: C0745243

CERTIFICATE
OF
CONTINUATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that WEALTH MINERALS LTD., which was duly registered as an extraprovincial company under the laws of British Columbia with certificate number A0042270, has continued into British Columbia from the Jurisdiction of ALBERTA, under the Business Corporations Act, with the name WEALTH MINERALS LTD. on January 9, 2006 at 12:15 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On January 9, 2006

RON TOWNSHEND
Registrar of Companies
Province of British Columbia
Canada